Exhibit 23.2



The Board of Directors
Frontline Communications Corporation

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated May 30, 2003, except for note 11, which is dated June 2, 2003, relating to the financial statements of Proyecciones y Ventas Organizadas, S. A. de C. V. appearing in the Current Report on Form 8-K/A filed by Frontline Communications Corporation on June 18, 2003.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


/s/ BDO Hernandez Marron y Cia., S.C.
Mexico City, Mexico

November 24, 2003